Exhibit 99.2

Epiq Release

Epiq Systems and Villere Enter into Agreement on Board Composition;

Kevin L. Robert Joins Board as an Independent Director

KANSAS CITY, Kan., November 3, 2014 — Epiq Systems, Inc. (Nasdaq:EPIQ), a leading global provider of integrated technology solutions for the legal profession, today announced that it has reached an agreement with St. Denis J. Villere & Company, L.L.C. (“Villere”) regarding the composition of the Company’s Board of Directors and other matters.

Under the terms of the agreement, Epiq has appointed Kevin L. Robert to Epiq’s Board of Directors, effective immediately. Mr. Robert is the former Global Chief Executive Officer of Wolters Kluwer Tax & Accounting. With the addition of Mr. Robert, the Epiq Board expands to nine members, seven of whom are independent directors and all of whom are elected annually. Mr. Robert will join the committee established by the Epiq Board to review the Company’s business strategy and alternatives, as well as one or more of the Board’s standing committees.

Tom W. Olofson, chairman and CEO of Epiq Systems, said, “We are pleased to have reached this agreement with Villere, a long-term shareholder of the Company, and welcome Mr. Robert to the Board. We look forward to benefitting from Mr. Robert’s fresh perspective and unique insight as Epiq’s Board and management continue to explore a full range of strategic and financial alternatives with the goal of enhancing value for all Epiq shareholders.”

“We believe that Mr. Robert will be a great addition to the Company’s Board of Directors,” said George V. Young, a partner at Villere. “Mr. Robert has an impressive financial and business acumen and a broad range of experience.”

As part of the agreement between Epiq and Villere, which beneficially owns approximately 16% of the outstanding shares of Epiq’s common stock, Villere will vote in favor of the Board’s nominees at Epiq’s 2015 Annual Meeting. Villere has also agreed to certain customary standstill provisions. The full text of the agreement between Epiq and Villere will be filed with the Securities and Exchange Commission as an exhibit to Epiq’s current report on Form 8-K.

Credit Suisse Securities is serving as financial advisor, and Kirkland & Ellis LLP is serving as legal advisor to the Company.

About Kevin L. Robert

Kevin L. Robert brings extensive experience driving business development and expansion after working in the accounting and tax industry for over 30 years. Mr. Robert served as Global Chief Executive Officer of Wolters Kluwer Tax & Accounting from 2010 to 2013. He previously served as the firm’s President/Chief Executive Officer, North America and as President/Chief Executive Officer, North America & Asia Pacific, where he developed strategies to increase revenue and profit growth and drove marketing and growth strategies. Mr. Robert began his career with Wolters Kluwer after it acquired CCH in 1995, where he held multiple positions, including VP of Sales and Marketing, Head of Customer Management and Vice President of Sales and Marketing for CCH Publishing. Mr. Robert graduated from University of New Orleans with a Bachelor of Science in Marketing and holds a Master of Business Administration from Pepperdine University.

About Epiq Systems

Epiq Systems, Inc. is a leading global provider of integrated technology solutions for electronic discovery, bankruptcy, and class action and mass tort administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve. Visit us at www.epiqsystems.com.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the impact on our business or stock price from our review of strategic alternatives; the demand for our products or services; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; and industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate. Forward-looking statements may be identified by words or phrases such as “believe,” “expect,” “anticipate,” “ should,” “planned,” “may,” “estimated,” “goal, “ “objective,” “seeks,” and “potential” and variations of these words and similar expressions or negatives of these words. Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) failure to keep pace with technological changes and significant changes in the competitive environment, (2) risks associated with cyber-attacks, interruptions or delays in services at data centers, (3) risks of errors or failures of software or services, (4) any material changes in our total number of client engagements and the volume associated with each engagement, (5) any material changes in our clients’ deposit portfolio or the services required or selected by our clients in engagements, (6) changes in or the effects of pricing structures and arrangements, (7) risks associated with the handling of confidential data and compliance with information privacy laws, (8) risks associated with developing and providing software and internet-based technology solutions to our clients, (9) ability to attract, develop and retain executives and other qualified employees, (10) risks associated with the integration of acquisitions into our existing business operations, (11) risks associated with our international operations, (12) risks associated with foreign currency fluctuations, (13) risks of litigation against us or failure to protect our intellectual property, (14) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (15) any material non-cash write-downs based on impairment of our goodwill, (16) risks associated with indebtedness and interest rate fluctuations, (17) overall strength and stability of general economic conditions, both in the United States and in the global markets, and (18) other risks detailed from time to time in our SEC filings, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

CONTACT: Investor Contact:

Kelly Bailey

Epiq Systems

913-621-9500

ir@epiqsystems.com

David Collins

Catalyst Global

212-924-9800

epiq@catalyst-ir.com

Media:

Michael Freitag / Mahmoud Siddig / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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